As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	84-3559776
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7901 Stoneridge Drive, Suite 220

Pleasanton, CA 94588

(925) 270-4812

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Ayanoglou

Chief Financial Officer

Healthcare Triangle, Inc.

7901 Stoneridge Drive, Suite 220

Pleasanton, CA 94588

(925) 270-4812

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Carmel, Esq.

Jeffrey Wofford, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2025

HEALTHCARE TRIANGLE, INC.

39,473,684 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholders referenced herein or their assignees (the “Selling Stockholders”) of up to an aggregate of 39,473,684 shares (the “Conversion Shares”) of common stock, par value $0.00001 per share (“Common Stock”), of Healthcare Triangle, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), issuable upon the conversion of $15,000,0000 of the Company’s convertible notes (the “Notes”) issued on November 20, 2025 in a private placement transaction (the “Notes Private Placement”) pursuant to a Securities Purchase Agreement dated November 20, 2025 among the Company and the original Selling Stockholders (the “Securities Purchase Agreement”).

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations to provide for the registration of the resale of the Resale Shares by Selling Stockholders under the terms of a registration rights agreement dated November 20, 2025 (the “Registration Rights Agreement”) among the Company and the original Selling Stockholders. See “Notes Private Placement” and “Selling Stockholders” beginning on pages 14, and 15 of this prospectus for more information about the Notes, and the Selling Stockholders. The registration of the Conversion Shares does not require the Selling Stockholders to sell any of their shares of our Common Stock.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Common Stock covered hereby. See “Use of Proceeds” beginning on page 14 of this prospectus.

The Selling Stockholders identified in this prospectus, or their pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 16 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. (the “Securities Act”).

We have agreed, pursuant to the terms of the Registration Rights Agreement, to bear all of the expenses in connection with the registration of the Conversion Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “HCTI”. On November 21, 2025, the closing price of our Common Stock on the Nasdaq Capital Market was $1.91 per share.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 12 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Currently, we are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. Please read “Implications of Being an Emerging Growth Company.”

The date of this prospectus is [●], 2025

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 1,458,118 shares of Common Stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, unless the context otherwise requires, the terms “HCTI,” the “Company,” the “registrant,” “we,” “us,” “our,” “our company,” or “ours” refer to Healthcare Triangle, Inc. and its consolidated subsidiaries.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our research and development, our product development efforts, our ability to commercialize our product candidates, the activities of our licensees, our prospects for initiating partnerships or collaborations, the timing of the introduction of products, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

iii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K.

Overview

We are a healthcare information technology company focused on advancing innovative industry-transforming solutions in the sectors of cloud services, data science, and professional and managed services for the Electronic Health Record (EHR), healthcare and life sciences industry.

Our approach leverages our proprietary technology platforms, extensive industry knowledge, and healthcare domain expertise to provide solutions and services that reinforce healthcare progress. Through our platform, solutions, and services, we support healthcare delivery organizations, healthcare insurance companies, pharmaceutical and life sciences, biotech companies, and medical device manufacturers in their efforts to improve data management, develop analytical insights into their operations, and deliver measurable clinical, financial, and operational improvements.

We offer a comprehensive suite of software, solutions, platforms and services that enables some of the world’s leading healthcare and pharma organizations to deliver personalized healthcare, precision medicine, advances in drug discovery, development and efficacy, collaborative research and development, respond to real world evidence, and accelerate their digital transformation. We combine our expertise in the healthcare technology domain, cloud technologies, DevOps and automation, data engineering, advanced analytics, AI/ML, Internet of things (“IoT”), security, compliance, and governance to deliver platforms and solutions that drive improved results in the complex workflows of life sciences, biotech, healthcare providers, and payers. Our differentiated solutions, enabled by intellectual property platforms provide advanced analytics, data science applications, and data aggregation in a secure, compliant and cost-effective manner to our customers. Our approach reinforces healthcare progress through advanced technology, extensive industry knowledge, and domain expertise.

Our deep expertise in healthcare allows us to reinforce our clients’ progress by accelerating their innovation. Our healthcare IT services include EHR and software implementation, optimization, extension to community partners, as well as application managed services, and backup and disaster recovery capabilities on public cloud. Our 24x7 managed services are used by hospitals and health systems, payers, life sciences, and biotech organizations in their effort to improve health outcomes and deliver deeper, more meaningful patient and consumer experiences. Through our services, our customers achieve return on investment in their technology by delivering measurable improvements. Combined with our software and solutions, our services provide clients with an end-to-end partnership for their technology innovation.

We believe our principal competitive factors in our market include our technology capabilities, domain expertise, and on-demand customer support for companies to realize the benefits of modern cloud, data, and security architectures. There are several unique factors mentioned below that make HCTI an attractive service provider for healthcare and life sciences companies:

●	Technology Platforms: our proprietary software platforms, CloudEz and DataEz, are leveraged by our healthcare and life sciences customers for cloud transformation, automation, data management, security and data governance, and clinical and non-clinical operations management. Our Readabl.AI platform uses state-of-the-art public cloud artificial intelligence and machine learning to recognize and extract healthcare information from documents, faxes, and narrative reports.

●	Technology Enabled Services: our ability to deliver world-class services in the areas of cloud technologies, data, AI/ML, security, compliance, governance and extend these capabilities with clinical and operational consultants that work across the healthcare industry to improve patient and consumer outcomes.

●	Expertise in Compliance: our compliance and validation experts enable us to implement Health Insurance Portability and Accountability Act (HIPAA) requirements in GxP regulated establishments; GxP encompasses a broad range of compliance-related activities such as Good Laboratory Practices (GLP), Good Clinical Practices (GCP), and Good Manufacturing Practices (GMP). HCTI’s technology platforms CloudEz and DataEz are HITRUST self-certified. HCTI also supports BAA (Business Associate Agreement) coverage for healthcare clients along with cloud providers and PCI-DSS standards.

●	Engagement and Flexibility: HCTI’s ability to achieve customer operational objectives through our design and commercialization of innovative solutions with an outcome-based approach and prompt feedback.

●	Team Members: our world-class team of certified cloud architects and our unique expertise in large global pharmaceutical and biotech organizations and other participants of the healthcare industry.

●	Personal Approach to Customers: our strong relationship management and deep understanding of customer requirements enable us to continuously drive innovation. Our delivery methodology and automation-based approach give us the ability to respond to our customers’ needs and requirements rapidly.

●	Partnership with Industry Leaders: our established relationships with healthcare and life sciences teams of the public cloud providers, including Amazon Web Services (“AWS”), Google Cloud, Microsoft Azure Cloud, and EHR vendors such as MEDITECH and EPICSystems while engaging with our customers for overall success.

Our organizational capabilities and unique advantages also include solving data insights and data interoperability challenges for the HCLS industry with our domain knowledge and technology solutions. To accelerate healthcare providers’ adoption of cloud and next-generation technologies, we leverage our life sciences and medical device industry experience in cloud, data, IoT, AI/ML, security & compliance.

The majority of our revenue is generated by our employees and contractors who provide software services and managed services and support to our clients. Our software services include strategic advisory, implementation and development services and managed services and support include post implementation support and cloud hosting. We are in the early stages of marketing CloudEz, DataEz and Readabl.AI as our SaaS offerings on a subscription basis, which we expect will provide us with recurring revenues. We do not yet have enough information about our competition or customer acceptance of the proposed SaaS offerings to determine whether or not recurring subscription revenue will have a material impact on our revenue growth. Our SaaS offerings have been launched and commercially available for customers.

Background

As of October 15, 2025, SecureKloud Technologies, Inc., f/k/a 8K Miles software services, Inc., a Nevada corporation (the “Parent”), owns approximately 0.174 % of the Company.

We are led by a diverse, global, and talented team of data scientists, thought leaders, software developers, and subject matter experts who seek to understand our customers’ challenges and are dedicated to tackling these challenges. As of October 15, 2025, we had a total of 46 full time employees, and 31 sub-contractors. Many of the senior management team and the members of our board of directors hold advanced degrees and some are leading experts in software development, regulatory science, and market access.

The Company, along with SecureKloud, is a born-on-the-cloud Premier Partner of AWS and an audited next generation MSP. We are a leading partner of Google Cloud and a Gold Cloud Partner of Microsoft Azure Cloud. HTI, along with SecureKloud, is currently one of the top tier Healthcare and Life Sciences competency partners of AWS among more than 100,000 partners in their global community of partners. The Company is also recognized as one of the top eight partners of Google Cloud Healthcare Interoperability Readiness Program. The Company has also established partnerships with Medical Information Technology, Inc. MEDITECH, Epic Systems, Splunk Inc., Snowflake Inc., Looker Inc. (acquired by Google), and other technology companies. SecureKloud was rated in 2021 by Solutions Review, an independent online magazine, as one of the 22 best AWS-managed services providers1. The Company has several Fortune 500 clients in the Life Sciences industry and partners with many hospitals in their cloud transformation journey. We conduct our business directly with hospitals and other healthcare providers. Our Healthcare IT services include systems selection, EHR implementation, post-implementation support to manage EHRs, legacy support, optimization, training, and creation of efficient EHR systems, and improvement of clinical outcomes for hospitals.

[1]	See https://solutionsreview.com/cloud-platforms/best-aws-managed-service-providers/.

Market

Our target markets are healthcare delivery organizations (e.g., hospitals, clinics, physician practices, and other healthcare providers) and life sciences organizations (e.g., pharmaceutical and biotech companies). These target markets are large and rapidly expanding, and the opportunity before us is substantial as data increasingly becomes more critical to successful clinical quality improvement and outcomes, financial performance, drug discoveries, and the ever-important need to ensure a positive patient and consumer experience.

The US healthcare cloud transformation services market is expected to grow to $34.4 billion by 2033 with 12.1% CAGR during the period 2025 to 2033 as per IMARC Group2. SkyQuest business report estimates that the global market for healthcare data science and analytics will be $266.6 billion by 2032 with a CAGR of 25.6%3. The US healthcare IT services market is estimated to be $395.2 billion by 2030 with a CAGR 15.46% as per Grand View Research4. The medical document management market is estimated to be $1.1 billion by 2032 as per Markets and Markets.

Based on the above market data on cloud transformation, healthcare data science and analytics, healthcare IT services and medical document management, we believe CloudEz, DataEz and Readabl.AI platforms have significant market opportunity. As COVID-19 and technological advancements accelerate a rapid shift toward digital health, healthcare technology companies like HCTI will help to transform the healthcare and life sciences industry and pave the way for sizeable market opportunities.

We believe the industry challenges and market dynamics described below are transforming the way data and analytics are used by healthcare organizations and provide us with a significant opportunity.

Challenges Associated With Increasing Complexity Of Healthcare Data

Across the healthcare landscape, a significant amount of data is being created every day, driven by patient care, payment systems, regulatory compliance, and recordkeeping. This includes information within patient health records, clinical trials, pharmacy benefit programs, imaging systems, sensors, and monitoring platforms, laboratory results, patient-reported information, hospital, and physician performance programs, and billing and payment processing.

The U.S. healthcare system has invested billions of dollars to collect vast amounts of detailed information in digital format. Examples of major areas of investment include electronic transactional systems that digitize clinical information (e.g., EHR systems, pharmacy, laboratory, imaging, patient satisfaction, and healthcare information exchanges), financial information (e.g., general ledger, costing, and billing), and operational information (e.g., supply chain, human resources, time and attendance, IT support, and patient engagement). Wearables and sensors drive personalized health data for continuous monitoring of patients through daily activity logs, biometric sensors, fall sensors, social activity sensors, etc. These wearables and sensors result in a proliferation of healthcare data that also includes socioeconomic, genomic, and remote patient monitoring information. Collecting, storing, and using healthcare data is complicated by the breadth and depth of disparate sources, the multitude of formats, and increasing regulatory requirements.

The data is vital for life sciences and pharmaceutical industries; however, traditional and current data platforms are not equipped to meet this surge or the analytic demands. Today, the data platform is expected to stay relevant for at least 15 years, be able to democratize the data, and still be secure and compliant. Data and analytics in healthcare is transforming the way illnesses are identified and treated, improving quality of life and avoiding preventable deaths.

We believe our DataEz platform addresses these challenges. DataEz is a cloud-based data pipeline platform that helps to enable personal healthcare data management, analytics, and data science capabilities for large life sciences, pharmaceutical, and healthcare organizations. It integrates with a larger variety of data sources to ingest, process, store, analyze, and gain insights from the data. By leveraging the real-world evidence data and the ability to diagnose through advanced predictive modelling, AI/ML makes the process simpler and less expensive. Life sciences industries will require a secure, privacy-compliant, and future-proof data platform as a foundation for large-scale genomics collaborations and for efforts to analyze archived data, including privacy-protected data. This means most organizations will turn into data organizations and will aggressively leverage data as a core asset to drive innovation in their businesses.

[2]	https://www.absolutemarketsinsights.com/reports/healthcare-Cloud-Computing-Market--2019-2027-234

[3]	https://www.bloomberg.com/press-releases/2020-04-16/healthcare-analytics-market-size-to-reach-usd-40-781-billion-by-2025- cagr-of-23-55-valuates-reports

[4]	https://www.alliedmarketresearch.com/press-release/us-healthcare-it-market.html

Challenges Due To Lack Of Coordination And Interoperability

The healthcare industry is fragmented and inefficient, with different legacy health insurers, hospital systems, provider groups, and pharmacy networks each possessing distinct incentive structures—some or all of which may diverge from consumers’ interests. Even as consumer demand for greater coordination grows, inflexible and disparate legacy technological systems present a significant barrier to meeting consumers’ wants and needs.

After decades of investing in EHR technology, the state of interoperability is insufficient and inhibits care coordination, health data exchange, clinical efficiency, and the quality of care provided to patients. Given that the EHR is the principal electronic interface used today at the point of care, the path to improved data-driven decision support will require integration between EHR systems and other data and analytics providers. Incidentally, the U.S. Healthcare system is in the midst of an “open data wave,” with an increasing focus on, and demand for, patient data interoperability. Additionally, recent laws and regulations, such as the 21st Century Cures Act, promote and prioritize interoperability and the free exchange of health information. The federal government’s new regulations aim to help patients gain better control of their health data via smartphone apps, interoperability is expected to increase between providers, payers, and healthcare technology companies.

We believe our Healthcare Interoperability solutions and proprietary platforms drive resilient interoperable health infrastructure as a catalyst for delivering better care and reducing costs. We participate in Google Cloud’s Healthcare Interoperability Readiness Program, which aims to help free up patient data and make it more accessible across the continuum of care, as well as set up organizations for long-term success with more modern, interoperable API-first architectures. We help healthcare providers understand their current interoperability maturity levels and map out a stepwise journey to enable interoperability. For example, our Readabl.AI is a Google Cloud-based AI/ML platform to ingest documents, which provides OCR (optical character recognition) capabilities with Natural Language Processing where the patient information is extracted and matched/validated with healthcare providers’ EHR system via FHIR (Fast Healthcare Interoperability Resources) API.

Our Technology And Services

We offer two proprietary software platforms, CloudEz and DataEz, for cloud transformation, automation, data management, security and data governance, and clinical and non-clinical operations management. The platforms are composed of individual, proprietary technology toolsets and deep data assets that can be rapidly configured to empower the operationalization of large-scale, data-driven healthcare initiatives. The platforms enable healthcare organizations to implement highly sophisticated value-based initiatives on a very large scale. At the core of value-based initiatives is the need to aggregate and process data, garner meaningful insight from the results, and use these insights to drive material change to outcomes and economics. The platforms address these needs through their major competencies: (i) large-scale data connectivity, integration, and validation capabilities, (ii) advanced predictive analytics and high-speed computing, (iii) toolsets to translate resulting insights into real-world impact, and (iv) purpose-built data visualization and reporting.

CloudEz Technology Platform

CloudEz is an enterprise multi-cloud transformation and management platform that enables customers to manage their cloud infrastructure across private, hybrid, and public cloud infrastructures from providers such as AWS, Microsoft Azure, and Google Cloud. CloudEz offers cloud services to highly regulated industries, including healthcare, Life Sciences, and pharma and biotech organizations, in their cloud transformation journey. It leverages a library of infrastructure and application code developed ‘in-house’ to deliver infrastructure services that are secure and compliant. CloudEz also delivers an automated infrastructure compliance framework that facilitates our customers in being continuously compliant with regulatory requirements.

Implementing a secured cloud that requires continuous adherence of GxP / HIPAA compliance across a number of business units that individually span over a number of different vendors is the biggest challenge across all regulatory specific industries, such as pharma and healthcare. An automation framework that offers secure, continuous GxP / HIPAA compliance for pharmaceutical and healthcare businesses is required for faster deployment of business applications.

CloudEz platform has several security controls including identity & access management, cloud security & governance, data security, security information & event management, network and application security.

DataEz Technology Platform

Managing a data and data analytics platform is cumbersome with numerous moving components and current best practices that are prone to over-complication. The implemented architecture of some competing solutions is typically not scalable or does not allow workload flexibility. Reengineering such massive ecosystems is neither cost-effective nor practical for enterprises that want to focus on maintaining their market position. Additionally, and more importantly, when enterprise IT teams want to build their Data Lakes, centralized repository that store data, on the cloud, they must deal with overwhelming complexities – from choosing the right cloud provider that addresses their needs and ensures necessary government regulatory security and compliances are met to continuously managing a cost-effective infrastructure.

HCTI brings together large-scale datasets, expansive connectivity, robust technology infrastructure, and industry-leading subject matter expertise. The capabilities of the HTI platforms enable both the efficient determination of highly meaningful insights and the reliable achievement of meaningful impact in the quality and economics of healthcare.

DataEz is a cloud-based data analytics and data science platform purpose-built for the data analytics and data science requirements of large Life Sciences/pharmaceutical and healthcare provider organizations. This platform enables our healthcare customers to ingest, securely analyze, and transform data from disparate sources to gain operational, financial, and clinical insights. DataEz is a fully secured and compliant platform that meets the regulatory requirements and we offer this as a solution and Software as a Service (SaaS) subscription model for Life Sciences and healthcare provider customers.

Combinations of all proprietary technology toolsets are configured to quickly empower highly differentiated solutions for customer needs in a highly scalable fashion. The flexibility of the platform’s modular design enables customers to integrate the capabilities of the platform with their own internal capabilities or other third-party solutions. The platforms bring to the marketplace a highly extensible, national-scale capability to interconnect with the healthcare ecosystem on a massive scale. This enables healthcare organizations to aggregate and analyze data in petabyte volumes, arrive at sophisticated insights in real-time, drive meaningful impact, and intuitively visualize data and information to inform business strategy and execution.

DataEz platform includes the advanced analytics capability for data scientists and analysts to rapidly spin up secure analytics workbenches. Analytics workbench enables agile analytics, by providing capabilities of data discovery, model building, model management, model consumption, visualization, and workflow management in an integrated platform to accelerate the data science life cycle using AI/ML algorithms as well as data analytics at scale.

DataEz Platform Architecture

DataEz platform architecture is composed of various stages of data pipeline management including ingestion, quarantine, pre-curated, data curated, analytics/data warehouse, visualization/data warehouse and visualization/data science.

DataEz: Data Lake Management, Analytics & Data Science platform architecture diagram

Readabl.AI

Despite significant investments in electronic health records, paper-based unstructured data, such as faxes and clinical reports, remain the prevalent methods to share information about patients as they navigate the continuum of care. This reality has been particularly obvious during the COVID 19 pandemic. The NY Times recently highlighted that the fax machine continues to be a primary data communication tool in the fight against the virus.

Healthcare organizations demand an advanced automation solution to easily convert paper-based unstructured data into meaningful information for patient care. Readabl.AI uses state-of-the-art public cloud artificial intelligence and machine learning to recognize and extract healthcare information from documents, faxes, and narrative reports. Including Readabl.AI in customer organization’s workflow improves patient care and clinical efficiencies while maintaining security & confidentiality. Readabl.AI ensures that the necessary health information is available for patient care with reduced labor requirements and faster processing.

Readabl.AI is offered as a solution on public cloud marketplaces such as Google Cloud marketplace and is commercially available on a Software-as-a-Service (SaaS) subscription model.

Cloud IT Services

Cloud IT is a service offering that we provide that incorporates several of our existing technological platforms. Below are several of the benefits of our Cloud IT service:

1.	Multi-Cloud Advisory: Our certified public cloud architects and engineers are highly experienced and successful in providing end-to-end cloud advisory and deployment services. Our expert team of cloud certified professionals develops and deploys complex applications onto public, private, and hybrid clouds. In addition, we have a proven track record of migrating various IT infrastructures into cloud technologies, enabling healthcare organizations to attain their business goals. We help our customers analyze and identify suitable cloud options for their IT enterprise by clearly defining strategies of the cloud and the roadmap for its transformation. Our experts create secure, scalable, innovative, and robust cloud solutions that address the requirements of healthcare organizations by performing a detailed evaluation of technical compatibility and business objectives.

2.	DevOps as a Service: Cloud DevOps, often also referred to as DevSecOps given the criticality of security of the cloud, is the IT methodology through which enterprises migrate and manage their platforms and solutions in a continuous fashion on the cloud. healthcare enterprise IT leadership can rely on HCTI’s turnkey managed services, strategic advisory services, proven methodology, automation capabilities, and expertise to steadily migrate their IT assets to the cloud.

3.	Cloud Security Operations Centre (SOC): CloudEz comes with advanced AI/ML-enabled alerts and monitoring services over and across the enterprise cloud environment. By implementing automated BOTs, our operations centre ensures our clients have a de-risked cloud environment by ensuring continuous security and regulatory compliance.

4.	Healthcare Cloud Backup and Disaster Recovery (BU/DR): Our cloud disaster recovery solution is a fully managed infrastructure solution that enables hospitals to host their DR instances on public cloud platforms such as AWS. Our solution specifically serves the MEDITECH market today. MEDITECH BU/DR solution will soon be available on AWS marketplace for healthcare customers.

5.	Ransomware Protection: We are taking a proactive role in educating and equipping rural hospitals, community hospitals, and large health systems with critical resources for improving their preparedness, prevention, detection, response, and recovery from ransomware incidents. Our service offerings include risk assessment, recommendations for most effective tools and processes, continuous monitoring of systems and backup and recovery plan.

Healthcare IT Services

Healthcare IT is a separate service we provide primarily to hospitals and healthcare centres. Our healthcare IT services are utilized by 100+ hospitals across the US. These services include EHR implementation and optimization, managed services, interoperability, data assessments and tools, and clinical and training consulting to improve clinical outcomes and the patient experience.

●	EHR Implementation and Optimization: HCTI is among one of the few MEDITECH READY-certified implementation partners for MEDITECH, a leading EHR system vendor. This READY certification from MEDITECH enables HCTI to provide hospital clients with their EHR implementations. We have worked with hundreds of MEDITECH customers and successfully implemented and optimized the MEDITECH platform. Additionally, HCTI is one of 15 partners (out of 200 total firms tracked by Epic Systems, Inc., a leading EHR system vendor) that works with Epic on a regular basis to discuss synergies and client performances. Our implementation solution set specifically addresses mergers and acquisitions as well as community technology extensions. We have successfully enabled over 600 community physicians in over 100 locations through our community technology deployment services.

●	EHR Managed Services: Our end-to-end EHR managed services cover hospital-wide IT support including Tier 2/Tier 3 support, technical support, report writing, on-demand application support, Community Connect, and acquisition services. HCTI addresses healthcare organizations’ growing frustrations, inefficiencies, and high provider turnover in the healthcare communities through training and support to prevent loss of additional clinical resources, downturns in patient service volume, and loss of significant revenue. HCTI’s Epic team offers a monthly support plan that provides comprehensive flexibility. It gives “flex support” for clients, allowing for the division of necessary work hours across different Epic resources and applications. Since the pandemic started, more hospitals and health systems are slowly making the transition to cloud platforms to host their EHRs and information systems to offer real-time data insights and more storage solutions. HCTI sees this as an opportunity to provide EHR-as-a-service capabilities in real-time for hospitals on public cloud platforms.

●	Interoperability Assessments and Services: HCTI is recognized as one of the top eight partners of the Google Cloud Healthcare Interoperability Readiness Program. Our services enable health systems to understand their readiness to meet CURES act requirements and develop and execute a roadmap across technology platforms utilizing HL7’s (Health Level Seven International provides standards and solutions to empower global health data interoperability) and FHIR (Fast Healthcare Interoperability Resources) standards.

●	Data Assessment and Toolsets: healthcare clients also approach us to build two-way data applications for quick and seamless communication with patients and to perform predictive analytics based on prior outcomes and readings from monitoring devices. We offer self-cataloguing data lakes and automated data quality check solutions. These cutting-edge solutions consist of a public cloud-based data lake where the data from various devices and sensors are ingested and stored through automated provisioning, and a scalable dashboard that is capable of monitoring hundreds of thousands of patients at a time based on the cloud-stored data.\

●	Clinical and Training Consulting: HCTI also provides clinical and operational consultants to healthcare organizations to support the improvement of their business, clinical, and patient outcomes and experience.

Corporate Information

Our principal executive office is located at 7901 Stoneridge Drive, Suite 220, Pleasanton, CA 94588. Our telephone number is (925) 270-4812. Our website address is https://www.healthcaretriangle.com/ . The information included on our website or in any social media associated with the Company is not part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Recent Developments

Annual Meeting. On November 7, 2025, at the virtual annual meeting of shareholders (the “Annual Meeting”), our shareholders: (i) re-elected our four (4) directors to serve a one (1) year term; and (ii) ratified the appointment SRCO Professional Corporation, Chartered Professional Accountants (“SRCO”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Warrant Inducement. On October 2, 2025, we entered into a warrant inducement letter (the “Inducement Agreement”) with certain holders (the “Holders”) of the Company’s warrants to purchase shares of our common stock, issued in a private placement offering that closed on February 28, 2025 (the “PIPE Warrants”). Pursuant to the Inducement Agreement, the Holders of the PIPE Warrants agreed to exercise for cash the PIPE Warrants to purchase an aggregate of up to 1,429,528 shares of our common stock, at an exercise price of $2.00 per share, which was reduced from $20.916 per share. The transactions contemplated by the Inducement Agreement (the “Warrant Inducement”) were consummated on October 2, 2025, October 3, 2025, and October 8, 2025 (together the “Closing Date”). The Company received aggregate gross proceeds of approximately $2.85 million in the Warrant Inducement, before deducting advisory fees and other expenses payable by the Company. In consideration of the Holders’ immediate exercise of the PIPE Warrants in accordance with the Inducement Agreement, we issued to the Holders warrants to purchase up to 1,429,528 shares of Common Stock at an exercise price of $3.00 per share (the “October 2025 Warrants”). We also issued warrants to purchase up to 28,590 shares of our common stock at an exercise price of $3.00 per share (the “FA Warrants”) to the financial advisor to the Warrant Inducement.

Reverse Stock Split. On August 1, 2025, we effected a one-for-two hundred forty-nine (1:249) reverse stock split of all issued and outstanding shares of our common stock effective as of 12:01 a.m. Eastern Time on August 1, 2025 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every two hundred forty-nine (249) shares of issued and outstanding common stock combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. Proportional adjustments have also been made to the Company’s outstanding warrants, stock options, and convertible securities, as well as to the reserves available pursuant to the terms of the Company’s 2020 Equity Incentive Plans to reflect the Reverse Stock Split, in each case, in accordance with the terms thereof.

The Reverse Stock Split reduced the number of shares of Common Stock issued and outstanding from 1,452,124,283 to 5,831,816 shares of Common Stock. The number of authorized shares of Common Stock did not change by the Reverse Stock Split.

Asset Transfer Agreement. On June 16, 2025, the Company and Niyama Healthcare, Inc., a Delaware corporation, a provider of Mental Health and Hospital Information Systems technology, across India, South East Asia, and Europe (“Niyama”) entered into an Asset Transfer Agreement, which was amended on June 23, 2025 (the “ATA”). Pursuant to the ATA, the Company agreed to purchase from Niyama, the Transferred Assets (as defined below), and (ii) Niyama’s 100% shareholder equity interest in Ezovion Solutions Private Limited, Chennai, India - Hospital Information Systems SaaS Provider as Niyama’s Equity (the “Transferred Equity”), as a whole and as a going concern in exchange for the Purchase Price (as defined below) . The acquisition also closed on June 16, 2025.

The total consideration for the acquisition, which is referred to herein as the “Purchase Price” was $5.7 million which included: (1) $1.5 million in cash, of which has been paid; (2) 1,388,041 shares of our restricted common stock (all of which have been issued); and (3) up to $1.2 million in earn-out payments contingent on first-year financial performance targets. “Transferred Assets” includes all (i) software intellectual property owned by Niyama, (ii) Niyama customer contracts; (iii) government and regulatory permits, licenses, concessions, or other similar consents held by Niyama for or in connection with Niyama’s Mental Health, Hospital Information Systems and technology business and (iv) business and financial records and documents connected with or relating to Niyama’s Mental Health, Hospital Information Systems and technology business. The acquisition excluded any and all liabilities and obligations associated with Niyama’s business outstanding as of June 16, 2025.

Change in Auditor. On April 10, 2025 (the “Termination Date”), our board of directors directed the Company to notify M&K CPAS, PLLC (“M&K”) that the Company was dismissing M&K as the independent registered public accounting firm of the Company. During the year ended December 31, 2024, and through the date of this Current Report on Form 8-K, the Company has not had any disagreements with M&K on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of M&K, would have caused them to make reference thereto in their reports on the Company’s financial statements for such years.

On April 11, 2025, the Company engaged SRCO Professional Corporation, Chartered Professional Accountants (the “New Auditor”) as its independent PCAOB registered public accounting firm for the Company’s fiscal year ended December 31, 2025. The recommendation to engage the New Auditor as the Company’s independent registered public accounting firm was approved by the Company’s Audit Committee and the Company’s Board of Directors as being in the best interests of the Company.

ATM Sales Program. On November 18, 2025, we entered into a Sales Agreement (the “ATM Agreement”) with Spartan Capital Securities, LLC (“Spartan”), as sales agent providing for the sale by the Company of shares of its Common Stock, from time to time, in an “at the market offering” program through Spartan with certain limitations on the amount of Common Stock that may be offered and sold by the Company as set forth in the ATM Agreement. The sales, if any, of the shares of Common Stock made under the ATM Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for the Common Stock, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

The Agreement provides that Spartan will be entitled to compensation for its services of 3.0% of the gross sales price of all shares of Common Stock sold through Spartan under the ATM Agreement. The Company has no obligation to sell any shares under the ATM Agreement, and may at any time suspend sales under the ATM Agreement. The ATM Agreement contains customary representations, warranties and agreements by the Company and indemnification obligations of the Company. The Company will also reimburse Spartan for certain specified expenses incurred by Spartan in connection with its services under the ATM Agreement.

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 39,473,684 shares of our Common Stock. None of the shares registered hereby are being offered for sale by us.

Shares of Common Stock offered by the Selling Stockholders	39,473,684 shares of Common Stock issuable upon the conversion of the Notes.

Common stock to be outstanding after this offering(1)	45,346,987 shares of Common Stock, assuming the full conversion of $15,000,000 of Notes at the Floor Price (as defined herein)

Use of Proceeds	The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus. See “Use of Proceeds.”

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “HCTI.”

(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 5,873,303 shares of Common Stock outstanding as of November 24, 2025, and excludes, as of such date:

●	1,485,908 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price equal to $8.48 per share; and

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, together with the other information set forth in this prospectus, the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Resale of the Conversion Shares and Ownership of Shares of Our Common Stock

The Selling Stockholders may choose to sell the Conversion Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Conversion Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

You may experience future dilution as a result of issuance of the Conversion Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Conversion Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the issuance of the Conversion Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of our Common Stock. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

WARRANT INDUCEMENT PRIVATE PLACEMENT

On November 20, 2025, we entered into the Securities Purchase Agreement. Under the Securities Purchase Agreement, the Company agreed to issue 20% original issue discount senior unsecured convertible promissory notes (“Notes”) in an aggregate original principal amount of up to $15,000,000, which will be convertible into Common Stock. The closing of the first tranche was consummated on November 20, 2025, and the Company issued the initial Note for an aggregate original principal amount of $7,500,000 (the “Initial Tranche”). The Note issued in the Initial Tranche was sold to the Investors for a purchase price of $6,000,000, representing an original issue discount of twenty percent (20%), and matures on November 20, 2026. The second Note will be in aggregate original principal amount of $7,500,000 and will be issued after the satisfaction of certain conditions precedent, including the registration statement relating to this prospectus being declared effective by the SEC and stockholder approval of the conversion of the Notes. The Company may request that the Investor purchase up to $15 million of additional Notes, which is subject to the approval of the Investors.

The Notes rank senior to all future indebtedness of the Company and pari passu with all other Notes issued under the Purchase Agreement. Any unpaid amount bears interest at the past due rate of 18% per annum. The Notes are convertible at any time after the issuance date at the election of the holder. The conversion price is the greater of (i) eighty percent (80%) of the lowest Closing Price during the five trading days immediately preceding the conversion date and (ii) $0.38 per share. Upon receipt of a conversion notice, the Company must deliver the applicable shares no later than one trading day thereafter. Failure to timely deliver shares results in liquidated damages equal to two percent (2%) of the outstanding principal amount per month until cured. The Notes include customary events of default and provide that upon an uncured Event of Default the Mandatory Default Amount becomes immediately due and payable.

In connection with the Purchase Agreement, on the Company entered into a Registration Rights Agreement (the “RRA”) with the Investors. The RRA requires the Company to file a registration statement covering the resale of at least 300% of the maximum number of Conversion Shares issuable at the Floor Price. The filing deadline is the tenth calendar day after signing, and the effectiveness deadline is 60 days after the Filing Deadline. Failure to meet these deadlines or maintain an effective registration statement results in liquidated damages of 2% per month, up to a maximum of 20%. The Company has also agreed to use commercially reasonable efforts to obtain stockholder approval for the issuance of the shares of Common Stock issuable upon pursuant to the Notes in accordance with Nasdaq Listing Rules.

The Offering resulted in gross proceeds to the Company of approximately $6,000,000, before deducting placement agent fees and commissions and other offering expenses. RBW Capital Partners LLC (a division of Dawson James Securities, Inc.) acted as placement agent for the offering. As compensation for such placement agent services, the Company has agreed to pay RBW, an aggregate cash fee equal to 8.0% of the gross proceeds received by the Company, plus $100,000 for its legal fees and expenses.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Common Warrants. We currently intend to use these net proceeds for general corporate purposes, which may include working capital, and general capital expenditures. We have not determined the amount of net proceeds to be used specifically for any of such purposes.

The expected use of net proceeds from the cash exercise of the Common Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

SELLING STOCKHOLDERS

The Conversion Shares are being offered by the Selling Stockholders. For additional information regarding the issuances of Conversion Shares, see “Notes Private Placement” above. We are registering the Conversion Shares in order to permit the Selling Stockholders to offer the shares of Common Stock for resale from time to time.

The table below lists the Selling Stockholders and provides information regarding their beneficial ownership of shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their ownership of the shares of Common Stock and shares of Common Stock issuable upon conversion of the Notes, assuming conversion of the Notes held by the Selling Stockholders, without regard to any limitations on exercises. The third column lists the maximum number of shares of Common Stock being offered by this prospectus by the Selling Stockholders, also without regard to any limitations on exercises.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon full conversion of $15,000,000 of Notes at $0.38 per share (the “Floor Price”). The fourth column assumes the sale of all of the Conversion Shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Notes, the Selling Stockholders may not convert the Notes to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99%, of our then-outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of such Notes which have not been converted. The number of shares in the second, third and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering	Maximum Shares Sold	Number of Shares of Common Stock Owned After the Offering
Target Capital 15 LLC(1)	24,671,053	24,671,053	0
Secure Net Capital LLC(2)	14,802,631	14,802,631	0
Total	39,473,684	39,473,684	0

(1)	Consists of 24,671,053 shares of Common Stock issuable under the Note held by the Selling Stockholder, which is the maximum amount issuable under such Note assuming full conversion at a conversion price equal to the Floor Price ($0.38 per share). Dmitriy Shapiro, will have control over the voting and disposition of any Conversion Shares held by the Selling Stockholder. The address of the Selling Stockholder is 144 Hillside Village, Rio Grande, PR 00745.

(2)	Consists of 14,802,631 shares of Common Stock underlying the Note held by the Selling Stockholder, which is the maximum amount issuable under such Note assuming full conversion at a conversion price equal to the Floor Price ($0.38 per share). Alois Rubenbauer, the Managing Partner of the Selling Stockholder will have control over the voting and disposition of any Conversion Shares held by the Selling Stockholder. The address of the Selling Stockholder is 654 Munoz Rivera Avenue#1130 San Juan PR 00918.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Stockholders do not own any Common Warrants or Common Warrants Shares as applicable.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Healthcare Triangle, Inc. as of and for the year ended December 31, 2024 and December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance upon the reports of M&K CPAS PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.healthcaretriangle.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on May 20, 2025, for the second fiscal quarter ended June 30, 2025 filed with the SEC on August 14, 2025 and for the third Fiscal quarter ended September 30, 2025 filed with the SEC on November 13, 2025;

●	our Current Reports on Form 8-K, filed with the SEC on January 21, 2025, February 18, 2025, February 27, 2025, March 3, 2025, March 24, 2025, April 2, 2025, April 11, 2025, April 11, 2025, May 23, 2025, May 30, 2025, June 23, 2025, July 7, 2025, August 1, 2025, September 2, 2025, September 15, 2025, October 8, 2025; November 10, 2025; November 19, 2025; and November 21, 2025

●	our Schedule 14A, filed with the SEC on March 7, 2025;

●	our Schedule 14C, filed with the SEC on March 17, 2025;

●	the description of our common stock contained in the Registration Statement on Form 8A12B (File No. 001-40903) relating thereto, filed on October 12, 2021, including any amendment or report filed for the purpose of updating such description; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Healthcare Triangle, Inc.

Attn: Investor Relations

7901 Stoneridge Drive, Suite 220

Pleasanton, CA 94588

(925) 270-4812

The information contained on our website is not a part of this prospectus.

HEALTHCARE TRIANGLE, INC.

39,473,684 Shares of Common Stock

PROSPECTUS

The date of this prospectus is , 2025.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses in connection with the registration of the securities offered hereby. We will bear all of these expenses. All amounts are estimated except for the SEC registration fee:

Amount
SEC registration fee	$10,045.32
Accounting fees and expenses	3,500.00
Legal fees and expenses	60,000.00
Printing and related fees and expenses	2,000.00
Miscellaneous fees and expenses	4,454.68
Total	$80,000.00

Item 15. Indemnification of Directors and Officers

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Company shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.3	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.4	Series A Super Voting Preferred Stock Certificate of Designation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.5	Series A Super Voting Preferred Stock Amended and Restated Certificate of Designations (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.6	Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, dated October 22, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the SEC on October 25, 2024)
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
4.2	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the SEC on February 28, 2025)
4.3	Form of New Warrant (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the SEC on October 8, 2025)
4.4	Form of Advisor Warrant (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, filed with the SEC on October 8, 2025)
4.5	Form of Senior Unsecured Convertible Note (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the SEC on November 21, 2025)
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP

10.1	Asset Transfer Agreement, dated January 1, 2020 between the Company and SecureKloud Technologies, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.2	Equity Purchase Agreement, dated May 8, 2020 between the Company and SecureKloud Technologies, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.3	The Company’s 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S- 1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.4	Form of Grant (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.5	IT Master Services Agreement effective as of May 1, 2017 between F. Hoffmann-La Roche Ltd and the Company (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.6	Form of Statement of Work under Master Services Agreement between F. Hoffmann-La Roche Ltd and the Company (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.7	Form of Common Stock Purchase Warrant to be issued to the Placement Agent for the Note and Warrant Private Offering (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.8	Board Agreement, dated as of July 13, 2023, by and between the Company and Dave Rosa. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on July 14, 2023)
10.9	Intercreditor Agreement, dated as of December 28, 2023, by and between Seacoast National Bank and the Investor (incorporated by reference to Exhibit 10.5 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
10.10	Asset Transfer Agreement, by and between Healthcare Triangle, Inc. and SecureKloud Technologies, Inc., dated October 21, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on October 25, 2024)
10.11	Employment Agreement between Healthcare Triangle, Inc. and Ms. Sujatha Ramesh, dated March 18, 2025. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on March 24, 2025)
10.12	Employment Agreement between Healthcare Triangle, Inc. and Mr. David Ayanoglou, dated April 10, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on April 11, 2025)
10.13	Asset and Stock Transfer Agreement, dated June 16, 2025, by and among Healthcare Triangle, Inc., through its wholly owned subsidiary QuantumNexis Inc., and Niyama Healthcare, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on June 23, 2025)

10.14	Amendment No. 1 to Asset Transfer Agreement, dated August 28, 2025, by and between Healthcare Triangle, Inc. and Niyama Healthcare, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on September 2, 2025)
10.15	Form of Warrant Inducement Letter (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on October 8, 2025)
10.16	Sales Agreement dated November 18, 2025 by and between Healthcare Triangle, Inc. and Spartan Capital Securities, LLC (incorporated by reference to Exhibit 1.1 to the Company’s current report on Form 8-K, filed with the SEC on November 19, 2025)
10.17	Form of Securities Purchase Agreement, dated as of November 20, 2025, by and between Healthcare Triangle, Inc. and the Investor(s) (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on November 21, 2025)
10.18	Form of Registration Rights Agreement, dated as of November 20, 2025, by and between the Company and the Investor(s) (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed with the SEC on November 21, 2025)
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2023)
23.1*	Consent of M&K CPAS PLLC
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of Registration Statement)
107*	Exhibit Filing Fees

*	Filed herewith.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 28, 2025.

Healthcare Triangle, Inc.

By:	/s/ Sujatha Ramesh
Sujatha Ramesh Chief Operating Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Ayanoglou his true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dave Rosa	Chairman of the Board and Director	November 28, 2025
Dave Rosa

/s/ David Ayanoglou	Chief Financial Officer	November 28, 2025
David Ayanoglou	(principal financial and accounting officer)

/s/ Sujatha Ramesh	Chief Operating Officer and Director	November 28, 2025
Sujatha Ramesh	(principal executive officer)

/s/ Ronald McClurg	Director	November 28, 2025
Ronald McClurg

/s/ Jainal Bhuiyan	Director	November 28, 2025
Jainal Bhuiyan